Exhibit 99.1

American Land Lease Announces Second Quarter 2005 Financial Results

CLEARWATER, Fla., August 8, 2005 /PRNewswire/ — American Land Lease, Inc. (NYSE: ANL - news) today released results for second quarter 2005.

Summary Financial Results

      Second Quarter

•	Diluted Earnings Per Common Share (“Diluted EPS”) were $0.27 for the three-month period ended June 30, 2005, as compared to $0.29 from the same period one year ago, a decrease of 6.9% on a per common share basis.

•	Funds from Operations attributable to common stockholders (“FFO”; a non-GAAP financial measure) were $3.3 million, or $0.38 per diluted common share, for the quarter compared to $3.1 million, or $0.38 per diluted common share from the same period one year ago, remaining equal on a per share basis.

•	Diluted EPS and FFO for 2005 as compared to 2004 were negatively affected by higher inventory levels, lower gross margins realized from home sales in the quarter, and an increase in selling and marketing costs offset by higher property operating margins and higher unit volume of closings.

•	Unit volume in home sales was 110 new home closings, including 94 new homes sold on expansion home sites. This compares with 77 new home closings in first quarter 2005 and 103 in second quarter 2004.

•	Contracts written for sale of new homes were 145 in the quarter as compared to 144 in second quarter 2004 and 91 in first quarter 2005.

•	“Same Store” results provided a revenue increase of 9.8%, an expense increase of 10.6% and an increase of 9.4% in Net Operating Income (“NOI”).

•	“Same Site” results provided a revenue increase of 4.2%, an expense increase of 4.5% and an increase of 4.0% in NOI.

Supplemental Information

The full text of this press release is available upon request or through the Company’s web site at www.americanlandlease.com.

Operational Results

Second Quarter Property Operations

Second quarter revenue from property operations was $7,820,000 as compared to $7,177,000 in the same period one year ago, a 9.0% increase. Second quarter property operating expenses totaled $2,954,000 as compared to $2,727,000 in the same period one year ago, an 8.3% increase. The Company realized significant increases in rental income driven by annual rental rate increases and the absorption of new home sites through its home sales efforts. Property operating expenses increased in the second quarter 2005 as compared to the same period in the prior year driven primarily by increases in labor and benefit costs and increases in repairs and maintenance costs. The property operating margins before depreciation expense increased from 62.0% in the prior year’s first quarter to 62.2%.

Second Quarter “Same Store” Results

Second quarter “same store” results reflect the results of operations for properties and golf courses owned for both the second quarter of 2005 and the prior year periods. The same store properties account for 97% of the property operating revenues for the second quarter of 2005. We believe that same store information provides the ability to understand the changes in profitability for properties owned during both reporting periods that could not be obtained from a review of the consolidated income statement in periods where properties are acquired. A reconciliation of “same store” operating results reported below to total property revenues and property expenses, as determined under GAAP, can be found on page 13 of this press release.

The same store % change results are as follows:

2Q05
Revenue	9.8%
Expense	10.6%
Net Operating Income	9.4%

We derive our increase in property revenue (i) from increases in rental rates and other charges at our properties and (ii) through the origination of leases on expansion home sites (“absorption”). “Same site” results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period. We believe that “same site” information provides the ability to understand the changes in profitability without the growth related to the newly leased sites. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from and is not intended to represent an alternative measure to operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year period is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

Our same site, absorption, golf operations and total same store results for second quarter are as follows:

	Same Site Rental	Absorption	Same Site Golf	Same Store
Revenue	4.2%	5.3%	0.3%	9.8%
Expense	4.5%	4.5%	1.6%	10.6%
NOI	4.0%	5.7%	(0.3)%	9.4%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the three months ended June 30, 2005 and 2004 can be found on page 13 of this press release.

Second Quarter Home Sales Operations

Second quarter 2005 new home sales volume was 110 closings, a 6.8% increase from the 103 closings in the same period in the prior year. Average selling price per home was $109,000 as compared to $92,000 in the same period in the prior year, an 18.5% increase. Brokerage profits were down 10.6% as compared with the same period in the prior year. Selling gross margins, excluding brokerage activities, decreased to 30.3% in the quarter as compared to 33.3% in the same period in the prior year. This decrease was attributable to product mix and increased cost of our product as the supply of materials and labor has been restricted due to statewide clean up activities following the 2004 hurricanes. Selling costs as a percentage of sales revenue decreased from 25.3% in the prior year’s period to 21.3% in the second quarter of 2005, reflecting the benefit of higher sales volumes. Total selling costs increased as a result of additional marketing costs for newly constructed subdivisions within existing communities, increased commissions associated with increased volume of home sales, and increased staff levels. The backlog of contracts for closing stood at 139 home sales, a decrease of 50 contracts from the same period in the prior year. In 2Q 2004, a new phase at Savanna Club had opened – significantly increasing the number of contracts written. The next phase at Savanna will open in the current quarter. The year over year comparison in contracts, net of Savanna Club, was a decrease of 11. This backlog excludes 15 lot reservations originated for new homes in subdivisions under construction. The company’s Arizona sales operation generated 24 new home closings in the quarter, up from 13 in 2Q04, and 38 in the first half of the year as compared to 15 in the first half of 2004.

The Company generates revenue growth through new lease originations in its existing portfolio. The home sales business provides the Company with additional leased home sites that have a greater return on investment than is currently available through the purchase of occupied communities.

Summary of home sales activity:

	Quarter ended June 30, 2005	Quarter ended June 30, 2004
New home closings	110	103
New home contracts	145	144
Home resales	5	5
Brokered home sales	90	83
New home contract backlog	139	189

Casualty Event

Several of the Company’s properties were impacted by the hurricanes that challenged the state of Florida during 2004. At March 30, 2005, the Company had filed additional claims with its insurer to recover damages caused by the hurricanes. During the second quarter, 2005, the Company received $158,000 in insurance proceeds related to damages that occurred in 2004. The Company recognized recoveries of previously expensed damages of $36,000, or $32,000 net of minority interest in the Operating Partnership. The Company has filed additional claims with its insurer to recover hurricane related damages and will record additional casualty gain in the period when any such insurance proceeds are received.

Development Activity

Construction of the first phase at the Company’s newly acquired Sebastian Beach and Tennis Club (“SBTC”) (f/k/a Crystal Bay) began during the quarter. This community is currently projected to have more than 500 home sites, with high value homes and a high level amenity package. The Company estimates that land development of the first subdivision will be completed in 2006, and new homes sales closings will begin early in 2007. The Company acquired the land for this community in February 2005 in order to meet customer demand for homes in the US 1 Highway corridor in the Melbourne/Sebastian area which enjoys close proximity to the Atlantic Ocean and one of the state’s highest growth rates for home sales.

Significant other development activities continued throughout the quarter:

•	Construction of the next phase at the Company’s Blue Heron community was completed providing 65 home sites. Expansion work was begun on the community clubhouse.

•	Construction of the final phase of the Savanna Club reached substantial completion and provided an additional 192 home sites.

•	Planning and permitting for subdivisions at three additional communities continued during the quarter.

Management Comments

Year over year flat FFO per share is primarily attributable to the issuance of preferred stock and the increased cycle time in the home sales business.

•	A portion of proceeds from the Company’s March Preferred Stock offering was used to purchase land for a new development. The remaining proceeds were used to pay down the company’s line of credit pending future use to fund redevelopment activities. The dividend rate on the Preferred Stock is higher than the interest rate on the line of credit and this increased expense, combined with higher interest rates on variable rate loans, had a negative impact on FFO.

•	Cycle time – the time it takes to complete a home after its delivery to make it ready for occupancy and purchase by the customer - increased significantly in the past nine months. This was due, in part, to increased statewide demand for building trades to clean up damages caused by the 2004 hurricanes and, in part, to the increase in customized options chosen by customers. The extended cycle time increased inventory levels, in turn increasing carrying costs. This, together with increased use of rent concessions as a sales incentive had a negative impact on FFO.

•	We have recently learned that some companies selling homeowner’s insurance have limited the number of new customers in Florida that they are willing to add during the Florida “hurricane season”. If some potential home buyers are unable to purchase homeowner’s insurance during this period, closings may be delayed resulting in lower third quarter revenues from our home sales business in Florida. Currently, we estimate that this could impact up to 20% of projected third quarter closings – adversely impacting sales at Riverside Club and Savanna Club, where the higher home prices has resulted in a smaller pool of insurers. Sales operations at both locations are significant contributors to the Company’s home sales business’ profitability, and the inability to close the homes currently scheduled for closing would disproportionately affect third quarter results, including FFO, Adjusted Funds From Operations (“AFFO”; a non-GAAP financial measure) and net income. Management believes that homes not closed in third quarter will be closed in fourth quarter but there can be no assurance that this problem will not persist.

Bob Blatz, President of American Land Lease, commented, “We are less than satisfied with our year over year FFO growth. While the company saw growth in net operating income from property operations and in home sales revenues, rent concessions used to draw new home buyers immediately following last fall’s hurricanes and increased financing costs from higher inventory levels diluted the impact of these positive results. As a result, while our core business remains sound, work on home sales and home product cycle time are required to reestablish FFO growth. We are evaluating our sales training and our home construction process to upgrade our staff and systems to a higher level of productivity and profitability.”

Mr. Blatz added, “Management is focused on expense control throughout the second half of the year and into 2006. We have work to do to achieve our benchmark of limiting expense growth, net of reimbursable expenses, to the increase in the Consumer Price Index (“CPI”). Within our home sales business, we are pleased that the average home selling price was above $100,000 for the quarter, even though lower than in the first quarter. This quarter saw increasing sales activity in Arizona and at certain Florida locations that have lower sales prices. We welcome the increased sales at these locations even though their sales have brought us a slightly lower average sales price for this quarter. While our new contract generation is flat, our contract cancellations are also down, and we believe that the opening of the next (and last) phase at Savanna Club will bring a significant increase in contract activity during the third quarter. As we look to the third quarter, we are focused on the availability to our Florida customers of reasonably priced homeowners’ insurance. The cost of homeowner’s insurance to our customers, and, in some instances, the availability of homeowner’s insurance at any price, are risks to our earnings projections for the third quarter.”

Dividend Declaration

On July 27, 2005, the Board of Directors declared a regular second quarter common stock dividend of $0.25 per share payable on August 26, 2005, to stockholders of record on August 12, 2005.

On July 27, 2005, the Board of Directors declared a cash dividend of $0.4844 per share of Class A Preferred Stock for the quarter ended June 30, 2005, payable on August 31, 2005 to shareholders of record on August 12, 2005.

The Board of Directors reviews the dividend policy quarterly. The Company’s dividend is set quarterly and is subject to change or elimination at any time. The Company’s primary financial objective is to maximize long term, risk adjusted returns on investment for common shareholders. While the dividend policy is considered within the context of this objective, maintenance of past dividend levels is not a primary investment objective of the Company and is subject to numerous factors including the Company’s profitability, capital expenditure plans, obligations related to principal payments and capitalized interest, and the availability of debt and equity capital at terms deemed attractive by the Company to finance these expenditures. The Company’s net operating loss may be used to offset all or a portion of its real estate investment trust (“REIT”) taxable income, which may allow the Company to reduce or eliminate its dividends and still maintain its REIT status.

Outlook for 2005

The table below summarizes the Company’s projected financial outlook for 2005 as of the date of this release and is based on the estimates and assumptions disclosed in this and previous press releases:

Full Year 2005 Projected
FFO	$1.45 to $1.75
AFFO	$1.32 to $1.61
Diluted EPS	$1.06 to $1.35
Same Store Sales
Revenue Growth	5.0% to 9.0%
Expense Growth	5.5% to 8.0%
NOI Growth	6.0% to 9.5%
Home Sales Operating Income	$2,800,000 to $4,600,000
General and Administrative Expenses	$2,500,000 to $3,200,000
Other Income	$30,000 to $50,000
Preferred Stock Dividends	$1,775,000
Capital Replacements (per site)	$145 to $165
Depreciation	$3,200,000 to $3,700,000

Changes to annual guidance are:

•	Other Income has been lowered from “$50,000 to $150,000” to “$30,000 to $50,000.” Two loans made to officers to purchase Common Stock were repaid in full, eliminating the related interest income earned by the Company.

•	Capital Replacements have been raised from “$125 to $145” to “$145 to $165” to reflect additional investments in community infrastructure and amenities.

•	All other guidance remains consistent with previously announced projections.

A portion of the Company’s earnings is from the sale of new homes on expansion home sites in its developing communities. The earnings from new home sales are subject to greater volatility than are the earnings from rental property activities. The Company’s earnings estimates would be impacted positively by increases in the unit volume of new home sales or increases in the gross margins from new home sales. Conversely, decreases in the unit volume of new home sales or decreases in the gross margins from new home sales would negatively impact the Company’s earnings estimates. Home sales volume is dependent upon a number of factors, including consumer confidence, consumer access to sources of financing for home purchases, the sale of customers’ current homes and the supply of homeowner’s insurance.

The Company’s projected results for 2005 include a reduction in corporate governance costs based upon current estimates of the cost of compliance with Sarbanes Oxley and other recent increases in regulation. The Company’s earnings estimates would be adversely impacted by further regulations and laws applicable to public companies and financial reporting. Non-employee director compensation is paid in stock and all stock based compensation is expensed within the 2005 projections including the estimated expense for performance based stock.

The financial and operating projections provided in this release are the result of management’s consideration of past operating performance, current and anticipated market conditions and other factors that management considers relevant from its past experience. However, no assurance can be provided as to the achievement of these projections and actual results may vary, perhaps materially.

American Land Lease, Inc. is a REIT that holds interests in 29 manufactured home communities with 7,087 operational home sites, 1,125 developed expansion sites, 1,315 undeveloped expansion sites and 129 recreational vehicle sites as of June 30, 2005.

Some of the statements in this press release, as well as oral statements made by the Company’s officials to analysts and stockholders in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include projections of the Company’s cash flow, dividends and anticipated returns on real estate investments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but not limited to: general economic and business conditions; supply of homeowners’ insurance; interest rate changes, financing and refinancing risks; risks inherent in owning real estate; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company’s investment criteria; the Company’s ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the Company’s Securities and Exchange Commission filings. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Management will hold a teleconference call, Monday, August 8, 2005 at 4:00 p.m. EDT for second quarter 2005 results. You can participate in the conference call by dialing, toll-free, (800) 374-5458 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the American Land Lease second quarter 2005 results conference call. If you are unable to participate at the scheduled time, this information will be available for recorded playback from 5:30 p.m. EDT, August 8, 2005 until midnight on August 15, 2005. To access the replay, dial toll free, (800) 642-1687 and request information from conference ID 7767826.

Contact:	Robert G. Blatz, President (727) 726-8868
Shannon E. Smith, Chief Financial Officer (727) 726-8868

SOURCE: American Land Lease, Inc.

GLOSSARY

GLOSSARY OF NON-GAAP FINANCIAL AND OPERATING MEASUREMENTS Financial and operational measurements found in the Earnings Release and Supplemental Information include certain non-GAAP financial measurements standard used by American Land Lease management. Measurements include Funds from Operations (“FFO”), which is an industry-accepted measurement as based on the definition of the National Association of Real Estate Investment Trusts (NAREIT). These terms are defined below and, where appropriate, reconciled to the most comparable Generally Accepted Accounting Principles (GAAP) measurements on the accompanying supplement schedules.

FUNDS FROM OPERATIONS (“FFO”): is a commonly used term defined by NAREIT as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, dispositions of depreciable real estate property, disposals of discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. American Land Lease calculates FFO based on the NAREIT definition, as further adjusted for the minority interest in the American Land Lease’s operating partnership (Asset Investors Operating Partnership). This supplemental measure captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. There can be no assurance that American Land Lease’s method for computing FFO is comparable with that of other real estate investments trusts.

ADJUSTED FUNDS FROM OPERATIONS (“AFFO”): is FFO less both Capital Replacement expenditures and Capital Enhancement expenditures. Similar to FFO, AFFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property, and AFFO also reflects that Capital Replacements are necessary to maintain the associated real estate assets.

SAME STORE RESULTS: represent an operating measure that is used commonly to describe properties that have been in the portfolio for a period of time and therefore serve as a good basis upon which to review comparative performance data. American Land Lease’s definition of Same Store communities are communities that are owned during both the current and comparable prior year period.

SAME SITE RESULTS: represent an operating measure that is used to describe homesites that have been in the portfolio for a period of time and therefore serve as a good basis upon which to review comparative performance data. American Land Lease’s definition of Same Site is individual homesites that were operational during both the current and comparable prior year period. Absorbed incremental homesites are not included in this calculation.

OPERATIONAL HOME SITE: represents those sites within our portfolio that are/or have been leased to a tenant. Operational Home Sites and their relative occupancy provide a measure of stabilized portfolio status.

DEVELOPED HOME SITE: represents those sites within our portfolio that have not been occupied, but for which a majority of the infrastructure has been completed.

UNDEVELOPED HOME SITE: represent those sites within our portfolio that have not been fully developed and require construction of substantial lateral improvements such as roads.

CAPITAL REPLACEMENT: represents capitalized spending which maintains a property. American Land Lease generally capitalizes spending for items that cost more than $250 and have a useful life of more than one year. A common example is street repaving. This spending is better considered a recurring cost of preserving an asset rather than as an additional investment. It is a cash proxy for depreciation.

CAPITAL ENHANCEMENT: represents capitalized spending which adds a material feature increases overall community value or revenue source. An example is the addition of a marina facility to an existing community.

USED HOME SALE: represents the sale of a home previously owned by a third party and where American Land Lease has acquired title through an eviction proceeding or through purchase from a third party.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of
	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
ASSETS
Real Estate	$232,035	$227,074	$222,311	$217,310	$215,155
Less accumulated depreciation	(24,358)	(23,574)	(22,803)	(22,116)	(21,474)
Real estate under development	70,841	67,966	49,360	47,662	44,636

Total Real Estate	278,518	271,466	248,868	242,856	238,317
Cash and cash equivalents	1,313	870	820	987	1,207
Inventory	19,478	19,721	16,788	14,987	13,073
Other Assets	9,494	8,856	9,480	10,425	9,729
Assets held for sale	—	—	—	—	313

Total Assets	$308,803	$300,913	$275,956	$269,255	$262,639

LIABILITIES AND EQUITY
Liabilities
Secured long-term notes payable	$125,712	$126,529	$127,338	$128,130	$119,876
Secured short-term financing	30,123	25,836	24,644	18,622	20,142
Accounts payable and accrued liabilities	10,237	8,714	9,795	9,523	10,982
Liabilities related to assets held for sale	—	—	—	8	6

Total Liabilities	166,072	161,079	161,777	156,283	151,006
Minority Interest in Operating Partnership	15,312	15,087	14,746	14,552	14,497

STOCKHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 1,000 shares authorized, 1,000 and 0 shares issued and outstanding, respectively	25,000	25,000	—	—	—
Common Stock, par value $.01 per share; 12,000 shares authorized	93	92	91	91	90
Additional paid-in capital	288,064	287,814	286,649	286,611	285,517
Notes receivable from officers re common stock purchases	—	(437)	(748)	(766)	(775)
Deferred compensation re restricted stock	(2,258)	(3,941)	(2,250)	(2,472)	(2,719)
Dividends in excess of accumulated earnings	(156,868)	(157,169)	(157,697)	(158,432)	(158,365)
Treasury stock at cost	(26,612)	(26,612)	(26,612)	(26,612)	(26,612)

Total Stockholders Equity	127,419	124,747	99,433	98,420	97,136

Total Liabilities and Stockholders’ Equity	$308,803	$300,913	$275,956	$269,255	$262,639

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004
RENTAL PROPERTY OPERATIONS
Rental and other property revenues	$7,626	$7,637	$7,188	$7,146
Golf course operating revenues	194	399	225	114

Total property operating revenues	7,820	8,036	7,413	7,260
Property operating expenses	(2,651)	(2,592)	(2,790)	(2,463)
Recoveries of casualty expenses related to hurricanes	36	140	—	—
Golf course operating expenses	(339)	(327)	(329)	(283)

Total property operating expenses	(2,954)	(2,779)	(3,119)	(2,746)

Depreciation	(858)	(841)	(766)	(746)

Income from rental property operations	4,008	4,416	3,528	3,768

SALES OPERATIONS
Home sales revenue	12,171	8,821	12,871	8,495
Cost of home sales	(8,487)	(6,014)	(8,665)	(5,843)

Gross profit on home sales	3,684	2,807	4,206	2,652

Commissions earned on brokered sales	240	163	124	115
Commissions paid on brokered sales	(138)	(87)	(69)	(64)

Gross profit on brokered sales	102	76	55	51

Selling and marketing expenses	(2,596)	(2,285)	(2,616)	(2,236)

Income (loss) from sales operations	1,190	598	1,645	467

General and administrative expenses	(864)	(429)	(1,221)	(959)
Interest and other income	8	12	16	51
Casualty gain	—	237	—	—
Gain (loss) on sale of real estate	—	—	438	—
Interest expense	(1,436)	(1,533)	(1,555)	(1,426)

Income before minority interest in Operating Partnership	2,906	3,301	2,851	1,901
Minority interest in Operating Partnership	(340)	(398)	(342)	(223)

Income from continuing operations	2,566	2,903	2,509	1,678

DISCONTINUED OPERATIONS
(Loss) income from discontinued operations	—	—	—	26

Net Income	2,566	2,903	2,509	1,704
Cumulative preferred stock dividends	484	194	—	—

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$2,082	$2,709	$2,509	$1,704

Earnings per common share – basic:
Income from continuing operations (net of cumulative unpaid preferred dividends	$0.29	$0.38	$0.35	$0.24

Net income attributable to common stockholders	$0.29	$0.38	$0.35	$0.24

Earnings per common share – diluted:
Income from continuing operations	$0.27	$0.36	$0.34	$0.23

Net income attributable to common stockholders	$0.27	$0.36	$0.34	$0.23

Weighted average common shares outstanding	7,256	7,122	7,089	7,050
Weighted average common shares and common share equivalents outstanding	7,598	7,548	7,402	7,297

Common dividends paid per share	$0.25	$0.25	$0.25	$0.25

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

DEBT ANALYSIS

(in thousands)

(unaudited)

	As of
	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004
DEBT OUTSTANDING
Mortgage Loans Payable – Fixed	$100,084	$100,901	$101,710	$102,502	$93,377
Mortgage Loans Payable – Floating	25,628	25,628	25,628	25,628	26,499
Floor Plan Facility	18,929	20,461	17,679	12,907	10,762
Line of Credit	11,194	5,375	6,965	5,715	9,380

Total Assets	$155,835	$152,365	$151,982	$146,752	$140,018

% FIXED FLOATING
Fixed	64.2%	66.2%	66.9%	69.8%	66.7%
Floating	35.8%	33.8%	33.1%	30.2%	33.3%

Total	100.00%	100.0%	100.0%	100.0%	100.0%

AVERAGE INTEREST RATES
Mortgage Loans Payable – Fixed	7.0%	7.0%	7.0%	7.0%	7.1%
Mortgage Loans Payable – Floating	5.9%	4.9%	4.7%	4.7%	4.9%
Floor Plan Facility	7.7%	7.3%	6.8%	5.9%	6.5%
Line of Credit	4.5%	4.6%	4.6%	3.5%	3.2%

Total Weighted Average	6.7%	6.6%	6.5%	6.4%	6.4%

DEBT RATIOS
Debt/Total Market Cap(1)	43.1%	40.9%	44.6%	47.4%	47.5%

Debt/Gross Assets	50.5%	50.7%	55.1%	54.5%	53.3%

	December 31 2005	December 31 2006	December 31, 2007	December 31, 2008	December 31, 2009
MATURITIES
Mortgage Loan Maturities – Scheduled	2,459	3,552	3,809	4,042	4,291
Mortgage Loans Maturities – Balloon	—	—	13,278	—	2,069
Floor Plan Facility(2)	—	—	—	—	—

Total	$2,459	$3,552	$17,087	$4,042	$6,360

(1)	Computed based upon closing price as reported on NYSE as of the period ended.
(2)	Discretionary, non-committed facility whose individual advances mature at different dates between 360 and 540 days from advance date.

FFO/AFFO and Payout Ratios

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO FFO AND AFFO

(Amounts in thousands, except per share/OP unit amounts)

(Unaudited)

	Three Months Ended June 30,
	2005	2004
Net Income	$2,082	$2,087
Adjustments
Cumulative unpaid preferred stock dividends	484	—
Minority interest in operating partnership	340	283
Casualty gain
Real estate depreciation	858	737
Discontinued Operations
Real estate depreciation	—	4
Minority interest in operating partnership attributed to discontinued operations	—	3

Funds From Operations (FFO)	3,764	3,114
Cumulative unpaid preferred stock dividends	(484)	—

Funds From Operations attributable to common Stockholders	3,280	3,114
Capital Replacements	(300)	(203)

Adjusted Funds from Operations (AFFO)	$2,980	$2,911

Weighted Average Common Shares/OP Units Outstanding	$8,578	$8,190

Per Common Share and OP Unit:
FFO:	$0.38	$0.38
AFFO:	$0.35	$0.36

Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
FFO:	65.8%	65.8%
AFFO:	71.4%	69.4%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS

FOR THE QUARTER ENDED JUNE 30, 2005

(in thousands)

(unaudited)

		Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Change	% Change	Contribution to Same Store % Change(1)
Same site rental revenues		$6,903	$6,614	$289	4.4%	4.2%
Absorption rental revenues		465	98	367	374.5%	5.3%
Same site golf revenues		194	176	18	10.2%	0.3%

Same store revenues	A	7,562	6,888	674	9.8%	9.8%

Re-development property revenues		257	282	(25)	-8.9%
Other Income		1	7	(6)	-85.7%

Total property revenues	C	$7,820	$7,177	$643	9.0%

Same site rental expenses		$2,050	$1,948	$102	5.2%	4.5%
Absorption rental expenses		102	—	102	100.0%	4.5%
Same site golf expenses		339	305	34	11.1%	1.6%

Same store expenses	B	2,491	2,253	238	10.6%	10.6%

Re-development property expenses		85	84	1	1.2%
Recoveries of casualty expenses-hurricanes		(36)	—	(36)	-100.00%
Expenses related to offsite management[2]		414	390	24	6.2%

Total property operating expenses	D	$2,954	$2,727	$227	8.3%

Same Store net operating income	A-B	$5,071	$4,635	$436	9.4%

Total net operating income	C-D	$4,866	$4,450	$416	9.3%

(1)	Contribution to Same Store% change is computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2004 period. For example, same site rental revenues of $289 as compared to the total same store revenues in 2004 of $6,888 is a 4.2% increase ($289/$6,888=4.2%).

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

NUMBER OF HOMESITES AND AVERAGE RENT BY COMMUNITY

AS OF JUNE 30, 2005

Community	Location	Operational Home Sites (1)	Occupancy	Average Monthly Rent	RV Sites	Undeveloped Home Sites	Developed Home Sites
Owned Communities
Blue Heron Pines	Punda Gorda, FL	312	98%	$366	—	65	14
Brentwood Estates	Hudson, FL	124	98%	250	—	0	67
Crystal Bay	Micco, FL	—	0%	—	—	533	—
Serendipity	Ft. Myers, FL	338	95%	331	—	—	—
Stonebrook	Homosassa, FL	171	100%	280	—	—	40
Sunlake Estates	Grand Island, FL	332	100%	339	—	—	63
Sun Valley	Tarpon Springs, FL	261	98%	369	—	—	—
Caribbean Cove	Orlando, FL	272	65%	390	—	—	13
Forest View	Homosassa, FL	257	100%	294	—	—	47
Gulfstream Harbor	Orlando, FL	382	97%	389	—	50	—
Gulfstream Harbor II	Orlando, FL	306	99%	385	—	37	1
Lakeshore Villas	Tampa, FL	281	100%	401	—	—	—
Park Royale	Pinellas Park, FL	288	94%	415	—	—	21
Pleasant Living	Riverview, FL	245	96%	333	—	—	—
Riverside GCC	Ruskin, FL	377	100%	531	—	420	140
Royal Palm Village	Haines City, FL	266	95%	357	—	0	120
Cypress Greens	Lakeland, FL	168	100%	241	—	—	90
Savanna Club	Port St Lucie, FL	820	100%	284	—	—	244
Woodlands	Groveland, FL	140	99%	263	—	—	152

	Subtotal—Florida	5,340				1,105	1,012

Blue Star	Apache Junction AZ	22	73%	323	129	—	—
Brentwood West	Mesa, AZ	350	92%	433	—	—	—
Casa Encanta	Mesa, AZ	—	0%	—	—	210	—
Desert Harbor	Apache Junction AZ	153	98%	365	—	—	53
Fiesta Village	Mesa, AZ	172	76%	360	—	—	—
La Casa Blanca	Apache Junction AZ	198	92%	372	—	—	—
Lost Dutchman	Apache Junction AZ	182	90%	307	—	—	60
Rancho Mirage	Apache Junction AZ	312	90%	407	—	—	—
Sun Valley	Apache Junction AZ	268	93%	328	—	—	—

	Subtotal—Arizona	1,657				210	113

Mullica Woods	Egg Harbor City, NJ	90	100%	480	—	—	—

Total Communities	29	7,087	95%	$355	129	1,315	1,125

(1)	We define operational home sites as those sites within our portfolio that have been leased to a tenant during our ownership of the community. Since our portfolio contains a large inventory of developed home sites that have not been occupied during our ownership, we have expressed occupancy as the number of occupied sites as a percentage of operational home sites. We believe this measure most accurately describes the performance of an individual property relative to prior periods and other properties without our portfolio. The occupancy of all developed sites was 82.7% across the entire portfolio. Including sites not yet developed, occupancy was at 70.9% at June 30, 2005.

Portfolio Summary

	Operational Home sites		Developed Home sites	Undeveloped Home sites	RV Sites	Total
As of December 31, 2004	6,931		1,101	960	129	9,121
Properties developed	—		192	(192)	—	—
New lots purchased	—		2	533	—	535
Lots sold	—		—	—	—	—
New leases originated	156		(156)	—	—	—
Adjust for site plan changes	—		(14)	14	—	—

As of June 30, 2005	7,087	(1)	1,125	1,315	129	9,656

(1)	As of June 30, 2005, 6,743 of these operational home sites were occupied.

Occupancy Roll Forward

	Occupied Home sites	Operational Home sites	Occupancy
As of December 31, 2004	6,617	6,931	95.5%
New home sales	184	156
Used home sales	7	—
Used homes acquired	(26)	—
Lots Sold	—	—
Homes constructed by others	6	—
Site plan changes	2	—
Homes removed from previously leased sites	(47)	—

As of June 30, 2005	6,743	7,087	95.1%

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

RETURN ON INVESTMENT FROM HOME SALES

(unaudited)

		Three Months Ended June 30, 2005	Three Months Ended June 30, 2004
Expansion sites leased during the year		94	94

Estimated first year annualized profit on leases originated during the year	A	$340	$337

Costs, including development costs of sites leased		$4,240	$4,153
Home sales income (loss) attributable to sites leased		1,054	785

Total costs incurred to originate ground leases	B	$3,186	$3,368

Estimated first year annualized return on investment for leases originated during the year	A/B	10.7%	10.0%

For the three months ended June 30, 2005 and 2004, we estimate our profit or loss attributable to the sale of homes situated on expansion home sites as follows (in thousands):

	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004
Reported income from sales operations	$1,190	$890
Used home sales and brokerage business income	(136)	(105)

Adjusted income for pro forma analysis	$1,054	$785

The reconciliation of our estimated first year return on investment in expansion home sites, a non-GAAP financial measure, to our return on investment in operational home sites in accordance with GAAP is shown below (in thousands):

		Total Portfolio for Year Ended December 31, 2004
Property income before depreciation [1]	A	$18
Total investment in operating home sites [1]	B	$221
Return on investment from earning home sites[1]	A/B	8.1%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

KEY HOME SALES STATISTICS

	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005	Qtr over Qtr Increase/ Decrease	Qtr over Qtr % Change
New home contracts	148	144	69	65	91	145	54	59.3%
New home closings	91	103	77	121	77	110	33	42.9%
Home resales	12	5	3	3	2	5	3	150.0%
Brokered home sales	79	83	48	55	61	90	29	47.5%
New home contract backlog	161	189	175	88	105	139	34	32.4%

Average Selling Price	$100,000	$92,000	$108,000	$105,000	$112,000	$109,000	$(3,000)	-2.7%

Average Gross Margin Percentage	33.2%	33.7%	33.1%	32.7%	31.8%	30.3%